Exhibit 4.5
FIRST SUPPLEMENTAL INDENTURE
Supplemental Indenture (this “Supplemental Indenture”), dated as of August 17, 2012, among Gentiva Health Services, Inc., a Delaware corporation (the “Issuer”), Odyssey HealthCare of Augusta, LLC, a Delaware limited liability company and wholly owned subsidiary of the Issuer (the “Guaranteeing Subsidiary”), the other guarantors named on Schedule 1 hereto (the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of August 17, 2010, providing for the issuance of $325,000,000 aggregate principal amount of 11.5% Senior Notes due 2018 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and
WHEREAS, the Issuer has requested that the Trustee execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
(2)    Agreement to Guarantee. The Guaranteeing Subsidiary accepts all obligations applicable to a Guarantor under the Indenture, including Article 10 of the Indenture (which is deemed incorporated in this Supplemental Indenture and applicable to this Guarantee) and, as applicable, Sections 5.01 and 5.02 of the Indenture. The Guaranteeing Subsidiary acknowledges that by executing this Supplemental Indenture, it will become a Guarantor under the Indenture and subject to all the terms and conditions applicable to Guarantors contained therein.
(3)    Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)    Releases. The Guarantee of the Guaranteeing Subsidiary shall be automatically and unconditionally released and discharged, and no further action by the Guaranteeing Subsidiary, the Issuer or the Trustee is required for the release of the Guaranteeing Subsidiary’s Guarantee, upon satisfaction of the conditions set forth in Section 10.05 of the Indenture.
(5)    No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Issuer or the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes was deemed to have waived and released all such liability. The waiver and release were part of the consideration for issuance of the Notes.
(6)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(7)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
(8)    Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
(9)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Guaranteeing Subsidiary.
(10)    Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

GENTIVA HEALTH SERVICES, INC., the Issuer

By:     /s/ Tony Strange
    Name: Tony Strange
    Title: President and CEO

ODYSSEY HEALTHCARE OF AUGUSTA, LLC, the Guaranteeing Subsidiary
By: /s/ Tony Strange
Name: Tony Strange
Title: President and CEO
EACH SUBSIDIARY GUARANTOR NAMED ON SCHEDULE 1 HERETO
By: /s/ Tony Strange
Name: Tony Strange
Title: President and CEO

[SIGNATURE PAGE TO FIRST SUPPLEMENAL INDENTURE]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:    /s/ Teresa Petta
    Name: Teresa Petta
    Title: Vice President

Schedule 1

Access Home Health of Florida, Inc.
Capital CareResources of South Carolina, Inc.
Capital CareResources, Inc.
Capital Health Management Group, Inc.
CareNation, Inc.
Chattahoochee Valley Home Care Services, Inc.
Chattahoochee Valley Home Health, Inc.
CHMG Acquisition Corp.
CHMG of Atlanta, Inc.
CHMG of Griffin, Inc.
Eastern Carolina Home Health Agency, Inc.
Family Hospice, Ltd.
FHI GP, Inc.
FHI Health Systems, Inc.
FHI LP, Inc.
FHI Management, Ltd.
Gentiva Certified Healthcare Corp.
Gentiva Health Services (Certified), Inc.
Gentiva Health Services (USA) Inc.
Gentiva Health Services Holding Corp.
Gentiva Rehab Without Walls, LLC
Gentiva Services of New York, Inc.
Gilbert's Home Health Agency, Inc.
Gilbert's Hospice Care of Mississippi, LLC
Gilbert's Hospice Care, LLC
Healthfield Home Health, Inc.
Healthfield Hospice Services, Inc.
Healthfield of Southwest Georgia, Inc.
Healthfield of Statesboro, Inc.
Healthfield of Tennessee, Inc.
Healthfield Operating Group, Inc.
Healthfield, Inc.
Home Health Care Affiliates of Central Mississippi, L.L.C.
Home Health Care Affiliates of Mississippi, Inc.
Home Health Care Affiliates, Inc.
Home Health Care of Carteret County, Inc.
Horizon Health Network LLC
Mid-South Home Care Services, Inc.
Mid-South Home Care Services, LLC
Mid-South Home Health Agency, Inc.
Mid-South Home Health Agency, LLC
Mid-South Home Health of Gadsden, Inc.

New York Healthcare Services, Inc.
Odyssey Healthcare Austin, LLC
Odyssey Healthcare Detroit, LLC
Odyssey Healthcare Fort Worth, LLC
Odyssey HealthCare GP, LLC
Odyssey HealthCare Holding Company
Odyssey HealthCare LP, LLC
Odyssey HealthCare Management, LP
Odyssey HealthCare of Collier County, Inc.
Odyssey Healthcare of Flint, LLC
Odyssey HealthCare of Hillsborough County, Inc.
Odyssey HealthCare of Manatee County, Inc.
Odyssey HealthCare of Marion County, Inc.
Odyssey HealthCare of Northwest Florida, Inc.
Odyssey Healthcare of Pinellas County, Inc.
Odyssey Healthcare of St. Louis, LLC
Odyssey HealthCare Operating A, LP
Odyssey HealthCare Operating B, LP
Odyssey Healthcare, Inc.
OHS Service Corp.
PHHC Acquisition Corp.
QC-Medi New York, Inc.
Quality Care-USA, Inc.
Quality Managed Care, Inc.
Tar Heel Health Care Services, Inc.
Tar Heel Staffing, Inc.
The Healthfield Group, Inc.
Total Care Home Health of Louisburg, Inc.
Total Care Home Health of North Carolina, Inc.
Total Care Home Health of South Carolina, Inc.
Total Care Services, Inc.
Van Winkle Home Health Care, Inc.
Vista Hospice Care, Inc.
VistaCare of Boston, LLC
VistaCare USA, Inc.
VistaCare, Inc.
Wiregrass Hospice Care, Inc.
Wiregrass Hospice LLC
Wiregrass Hospice of South Carolina, LLC

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